Exhibit 10.5

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement is entered into by and between the Federal Home Loan Bank of Seattle (the “Seattle Bank”) and Bruce M. Brooks (“Mr. Brooks”) to set forth the terms and conditions of Mr. Brooks’ separation from his employment as an employee and an officer of the Seattle Bank.

RECITALS

Mr. Brooks has been employed by the Seattle Bank as its Executive Vice-President and Director of Corporate and Community Affairs.

Solely because his position has been eliminated as part of a major restructuring of the Seattle Bank, Mr. Brooks will no longer be employed with the Seattle Bank as of April 15, 2005 pursuant to this Agreement.

AGREEMENT

In order to provide Mr. Brooks with separation benefits to assist him in the transition to other opportunities and to fully and finally resolve any and all issues regarding Mr. Brooks’ employment with the Seattle Bank and the termination of that employment, Mr. Brooks and the Seattle Bank agree as follows:

1. Separation. Mr. Brooks’ employment as Executive Vice-President and Director of Corporate and Community Affairs of the Seattle Bank will end as of April 15, 2005. Mr. Brooks’ last day in the office was March 4, 2005. Mr. Brooks will accrue vacation through April 15, 2005, and will be paid for his accrued but unused vacation with his final salary check for the period through April 15, 2005.

2. Severance Benefits. The Seattle Bank agrees to provide Mr. Brooks with severance benefits, as follows:

(a) Separation Pay. For the four-month period beginning April 15, 2005, and ending August 15, 2005 (“the Severance Period”), the Seattle Bank will pay Mr. Brooks an amount equal to his monthly salary of $22,675 for a total of $90,700, less required withholding and deductions at the same intervals as the Seattle Bank pays salary to its employees (“Separation Pay”).

(b) Bonus. Mr. Brooks will not be eligible for any bonus for 2005.

(c) Retirement Benefits. Mr. Brooks will be entitled to any vested retirement benefits that he has accrued as of August 15, 2005, under the Financial Institutions Retirement Fund (FIRF) pursuant to the terms of that plan. Mr. Brooks shall also maintain the vested retirement benefits he has accrued as of August 15, 2005, under the Seattle Bank Retirement Fund Benefit Equalization Plan (based on his FIRF retirement benefits accrued through August 15, 2005), the Seattle Bank Thrift Plan Benefit Equalization Plan, and the Seattle Bank 401(k) Savings Plan, pursuant to the terms of those plans. The Seattle Bank will have no obligation with respect to any federal income tax consequences of these retirement benefits to Mr. Brooks.

(d) Outplacement Benefits. No later than May 1, 2005, the Seattle Bank will pay Mr. Brooks the gross amount of Ten Thousand Dollars ($10,000.00), less required tax withholding, in lieu of outplacement counseling to assist Mr. Brooks in finding other suitable employment.

(e) Seminar Costs. The Seattle Bank agrees that it will pay the tuition cost for Mr. Brooks to attend a financial analysis seminar in California (estimated to be about $2700.00) in which he had been previously enrolled but was unable to attend because of Seattle Bank business. Mr. Brooks will be responsible for his own travel and lodging costs associate with the seminar.

3. Medical Insurance. During the Severance Period and until August 31, 2005, the Seattle Bank will continue Mr. Brooks’ coverage under the Seattle Bank group medical, dental and vision plans on the same terms and conditions as employees of the Seattle Bank. Beginning on September 1, 2005, Mr. Brooks and his eligible dependents have the opportunity to continue group medical, dental and vision insurance through the Seattle Bank at his or their expense for a period of 18 months. Mr. Brooks or his eligible dependents must pay all applicable premiums for that continuation coverage. The Seattle Bank will provide Mr. Brooks and his eligible dependents with a separate notice summarizing his continuation coverage rights and obligations, as well as an election form. Mr. Brooks’ benefits under this paragraph 3 shall terminate when Mr. Brooks becomes eligible for coverage under a new employer’s medical plan.

4. No Additional Compensation. Mr. Brooks and the Seattle Bank agree that, except as expressly set forth in this Agreement, and subject to Mr. Brooks’ rights, if any, in the Seattle Bank 401(k) Savings Plan, Mr. Brooks shall not be entitled to receive any additional compensation, bonuses, incentive compensation, employee benefits or other consideration from the Seattle Bank. Mr. Brooks shall not be entitled to make contributions to the Seattle Bank 401(k) Savings Plan from the Separation Pay.

5. Return of Seattle Bank Property. Mr. Brooks represents and warrants that no later than April 15, 2005, he will return to the Seattle Bank all the Seattle Bank property including, without limitation, any laptop computer, keys, access cards, parking pass, credit cards, cellular telephones, books, manuals, files, computer software, disks and the like, as well as all paper and electronic copies of materials and documents in his possession or under his direct or indirect control relating to the Seattle Bank, its business, employees, and customers, and that he has not retained copies, in whatever form, of any such materials or documents. Notwithstanding anything to the contrary set forth herein, the Seattle Bank hereby acknowledges and agrees that

Mr. Brooks may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records.

6. Covenant Not to Sue. Mr. Brooks represents that he has not filed any Claim that was released in this Agreement against the Seattle Bank or its Released Parties (as defined below) with any court or government agency, and that he will not, to the extent allowed by applicable law, do so at any time in the future; provided, however, that this will not limit Mr. Brooks from filing a Claim to enforce the terms of this Agreement. If any government agency brings any claim or conducts any investigation against the Seattle Bank, nothing in this Agreement forbids Mr. Brooks from cooperating in such proceedings, but by this Agreement, Mr. Brooks waives and agrees to relinquish any damages or other individual relief that may be awarded as a result of any such proceedings.

7. Complete Release of Claims by Mr. Brooks Against the Seattle Bank. In consideration of the separation benefits set forth above, which are given to him specifically in exchange for this release as a result of negotiations between himself and the Seattle Bank, Mr. Brooks, on behalf of himself, his marital community, and their heirs, successors and assigns, release and discharge the Federal Home Loan Bank of Seattle, its employee benefit plans including but not limited to FIRF and/or its current or former directors, officers, agents, insurers, employees and attorneys, any and each of their successors and assigns and predecessors (“Released Parties”), from any and all claims, charges, causes of action and damages (including attorneys’ fees and costs actually incurred), known and unknown (“Claims”), including those Claims related in any way to Mr. Brooks’ employment with the Seattle Bank, or the termination of his employment relationship or position as an officer of the Seattle Bank, arising prior to the effective date of this Agreement. It is understood and agreed that the waivers in this Agreement are not intended to waive Mr. Brooks’ rights: (a) to indemnification pursuant to any applicable provision of the Seattle Bank’s Bylaws, or pursuant to applicable law; (b) under ERISA to receive his accrued vested benefits and any benefits specifically reserved for him in this Agreement; or (c) respecting the Seattle Bank’s obligations under this Agreement.

For the purposes of implementing a full and complete release and discharge of the Seattle Bank and the other Released Parties, and each of them, Mr. Brooks expressly acknowledges that this Separation and Release Agreement is intended to include in its effect, without limitation, all Claims which he does not know or suspect to exist in his favor at the time he signs this Agreement, and that this Agreement is intended to fully and finally resolve any such Claim or Claims.

This Release specifically includes but is not limited to rights and claims under the local, state or federal laws prohibiting discrimination in employment, including the Civil Rights Acts, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Washington Law Against Discrimination, the Family and Medical Leave Act, the Employee Retirement Income Security Act (except as otherwise stated herein), as well as any other state or federal laws or common law theories relating to discrimination in employment, the termination of employment, or personal injury, including without limitation all claims for breach of contract, fraud, defamation, loss of consortium, infliction of emotional distress, additional compensation, back pay or benefits (other than as provided for in this Agreement).

8. Reference Responses. Mr. Brooks agrees to direct any requests for references regarding his employment with the Seattle Bank to Mr. Kevin Crowe, the General Counsel of the Seattle Bank.

9. Future Cooperation. Mr. Brooks agrees to make himself reasonably available to the Seattle Bank in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which he was substantially involved during the period in which he was employed by the Seattle Bank, and to provide information, give depositions or testimony, and otherwise cooperate in the investigation, defense or prosecution of such actions. Upon submission of appropriate documentation, the Seattle Bank will pay for any reasonable expenses Mr. Brooks incurs in connection with any such efforts, including lost salary, wages, or vacation pay if he is then employed.

10. Voluntary Agreement; Full Understanding; Advice of Counsel. Mr. Brooks understands and acknowledges the significance of this Agreement and acknowledges that this Agreement is voluntary and has not been given as a result of any coercion. Mr. Brooks also acknowledges that he has been given full opportunity to review and negotiate this Agreement, that he has been specifically advised to consult with legal counsel prior to signing it, that he has in fact carefully reviewed it with his attorney Carolyn Cairns before signing it, and that he executes this Agreement only after full reflection and analysis.

11. No Representations. Mr. Brooks acknowledges that, except as expressly set forth herein, no representations of any kind or character have been made to him by the Seattle Bank or by any of the Seattle Bank’s agents, representatives or attorneys to induce the execution of this Agreement.

12. Waiting Period. Mr. Brooks has 45 days to consider this Agreement before signing it. Mr. Brooks may use as much or as little of this 45-day period as he wishes before signing. The 45-day period expires May 16, 2005 at 5:00 p.m. If Mr. Brooks has not signed and returned this Agreement to Karen Aliabadi at the Seattle Bank by that date, Mr. Brooks will not be eligible to receive the severance benefits provided for in Section 2.

13. Revocation Period. Mr. Brooks understands and acknowledges that he has seven (7) days after signing this Agreement to revoke it. To revoke this Agreement, Mr. Brooks must deliver a written notice of revocation to Karen Aliabadi at the Seattle Bank no later than 5:00 pm on the seventh day after Mr. Brooks signs the Agreement. This Agreement shall not become effective or enforceable until the revocation period has expired. If Mr. Brooks revokes this Agreement, he will not receive the severance benefits described above.

14. Nonadmission. This Separation and Release Agreement shall not be construed as an admission of wrongdoing or evidence of any noncompliance with or violation of any statute or law by the Seattle Bank or Mr. Brooks.

15. Confidential Information.

(a) Acknowledgement of Receipt of Confidential Information. Mr. Brooks acknowledges that he has occupied a position of trust and confidence with the Seattle Bank, and during Mr. Brooks’ employment with the Seattle Bank, he has become familiar with the Seattle Bank’s trade secrets, business plans and strategies, and with other proprietary and confidential information concerning the Seattle Bank, its business, employees and members. Mr. Brooks agrees that (a) the agreements and covenants contained in this paragraph are essential to protect the Seattle Bank and the goodwill of its business; (b) the Seattle Bank would be irreparably damaged if Mr. Brooks were to disclose confidential information in violation of these provisions of this Agreement; and (c) the separation benefits provided him under this Agreement are given to him in part in exchange for his agreement to the restrictions set forth below. As used in this Agreement, “Confidential Information” shall mean any information relating to the business or affairs of the Seattle Bank or its customers, including but not limited to information relating to financial statements, identities of members and potential members, employees, suppliers, software tools, business methods, business plans, equipment, programs, methodologies, strategies and information, analyses, reports, models, calculations, profit margins, examination reports, or other proprietary information used by the Seattle Bank in connection with its business, provided, however, that Confidential Information shall not include any information which is in the public domain or becomes known in the industry through no wrongful act on the part of Mr. Brooks. Mr. Brooks acknowledges that the Confidential Information is vital, sensitive, confidential and proprietary to the Seattle Bank.

(b) Agreement to Maintain Confidentiality of Seattle Bank Information. Mr. Brooks shall keep secret and retain in strictest confidence, and shall not, without the prior written consent of the Seattle Bank, furnish, make available or disclose to any third party or use for the benefit of himself or any third party, any Confidential Information.

(c) Remedies. Mr. Brooks acknowledges and agrees that the covenants set forth in this paragraph 15 are reasonable and necessary for the protection of the Seattle Bank’s business interests, that irreparable injury will result to the Seattle Bank if Mr. Brooks breaches of any of his confidentiality obligations under this Agreement, and that in the event of Mr. Brooks’ actual or threatened breach of such confidentiality obligations, the Seattle Bank will have no adequate remedy at law. Mr. Brooks accordingly agrees that in the event of any actual or threatened breach by him of any of his confidentiality obligations under this paragraph, the Seattle Bank shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Seattle Bank from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove.

16. Mutual Confidentiality of Agreement. Mr. Brooks and the Seattle Bank may acknowledge to third persons that their parting was on mutually satisfactory terms. Mr. Brooks agrees that he will keep the fact, terms, conditions, and contents of this Agreement completely confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. Mr. Brooks may, however, disclose the terms of this Agreement to his spouse, his attorney, or to his tax advisors and accountants, as necessary. The Seattle Bank likewise agrees to keep the fact, terms, conditions, and contents of this Agreement confidential and will not publicize or disclose the fact, terms, conditions, or contents of this Agreement in any manner, in writing or orally, to any persons, directly or indirectly, or by or through an agent, representative, attorney, or any other person unless required by law, regulation, or court order. The Seattle Bank may, however, disclose the fact, terms and conditions of this Agreement to its senior management, Board of Directors, regulators, attorneys, and accountants, or if required by law, regulation or court order.

17. Applicable Law; Venue; Attorneys’ Fees; Interpretation. This Agreement shall be interpreted in accordance with the laws of the State of Washington, without regard to its conflict of laws. Any lawsuit between the parties arising out of this Agreement shall be brought in King County Superior Court in Seattle, Washington. The prevailing party in such action shall be awarded attorneys’ fees and costs (whether or not taxable under any applicable statute) including fees and costs incurred prior to suit, in any administrative proceedings, and on appeal. The language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against either party.

18. Complete Agreement. This Agreement represents and contains the entire understanding between the parties in connection with the subject matter of this Agreement. This Agreement shall not be modified or varied except by a written instrument signed by Mr. Brooks and an authorized representative of the Seattle Bank. It is expressly acknowledged and recognized by all parties that all prior written or oral agreements, understandings or representations between the parties are merged into this Agreement.

19. Invalidity. It is understood and agreed that if any provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions of the Agreement shall nevertheless continue to be fully valid and enforceable.

20. Execution. This Agreement may be executed with duplicate original counterparts with faxed signatures, each of which shall constitute an original and which together shall constitute one and the same document.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES

A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

FEDERAL HOME LOAN BANK OF SEATTLE		BRUCE BROOKS

By:	/s/ KAREN ALIABADI	/s/ BRUCE BROOKS
Name:	Karen Aliabadi	Date:	April 8, 2005
Title:	Director of Human Resources
Date:	4/9/05

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